KIRBY CORPORATION	Contact:	Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

Marine Systems Agrees to Acquire United Diesel,
Brady Diesel and Unitech Diesel

Marine Systems, Inc. and Global Power Holding Company, both Houma-based diesel engine service companies, announced the signing of an agreement for Marine Systems to purchase Global and its subsidiaries, including Global Power Systems, L.L.C., United Diesel, Brady Diesel and Unitech Diesel. Marine Systems, formed in 1966 in Schriever, LA, is a subsidiary of Kirby Corporation (NYSE:KEX), Houston, Texas, a major marine transportation and diesel engine services company. Marine Systems has approximately 290 employees and Global and its subsidiaries employ approximately 300.

Lynn Strahan, President of Marine Systems, stated “Global and Marine Systems have been built on providing quality customer service which can only be accomplished by skilled and dedicated employees. We look forward to welcoming these proven professionals to our team and the Kirby family. Our compensation and benefit programs recognize the importance of our being able to attract and retain talented employees. We are confident they will be seen by the employees as a positive result of this transaction. There are many opportunities that the Marine Systems/Global combination presents to our customers and to our current and prospective employees.”

The closing of the acquisition is expected to occur in early June 2006 and is subject to certain conditions including regulatory filings.

55 Waugh Drive    Suite 1000    P. O. Box 1745    Houston, Texas 77251    713/435-1000     Fax 713/435-1011